**Motoroso_-_Wefunder_Crowdfunding_Launch.mp3** (1m 56s)
(Speaker 1)

*[0:00:01]* **Speaker 1**: Motoroso is a new website where people who love cars and motorcycles can plan, build and share their vehicle projects no matter what their interests are. Cars and motorcycles are a big part of who I am. It's literally one of the ways I define myself. It's been painful to see how slow the automotive community has been to adopt new technologies and how few people are actually making any effort to build anything better. You can use Motoroso to find ideas and inspiration through photos that have an interactive layer over them. You can click right within the image to expose the parts and accessories that are in that build instead of wondering what they are. You can also find videos, information, articles and how-tos right within the photo. You can share your builds up on the site and create the same interactive tags for others to explore your build. We chose crowdfunding because I love the idea that the enthusiasts that care about this industry are going to own a part of Motoroso's future, and they can help us get there. In February of 2015 we launched a consumer version of the site. I actually decided to sell my house to provide some early funding for the company. The day I closed escrow on selling my house we got accepted to Tech Stars which is one of the world's leading startup accelerators. We've had over three million hits on the site since we launched. Nearly a million of those are unique, individual visitors. We've had over 350 brands create official profiles including some big names like Ford, Ducati, Forgeline Wheels, Auto Blog and a bunch more. Just recently, we've been selected as the exclusive, interactive content partner of the Detroit Auto Show which is a massive honor because that's the global epicenter of the automotive industry. Anyone can invest in Motoroso now. No matter how large or small your investment is, please consider investing in Motoroso. I'd love

*[0:01:46]* **Speaker 1**: to be working hard for you. Check out our crowdfunding campaign page at WeFunder.com/Motoroso. *[0:01:52]*



**Motoroso_Featured_On_Fox_5_News_San_Diego.mp3** (3m 49s)
(Speaker 1, Speaker 2, Speaker 3)

*[0:00:01]* **Speaker 1**: ... Flying over head. We have something special lined up, as well, here, because check this out: there's a new website. It can help you plan, it can help you build and it can help you share your dream rides. And here to explain all that is Alex Littlewood, who is the founder and the CEO - I love the name of this thing, Motoroso. Do you have to say it like that?

*[0:00:18]* **Speaker 2**: You have to.

*[0:00:18]* **Speaker 1**: Alex, good morning. How are you sir?

*[0:00:19]* **Speaker 2**: Monroe.

*[0:00:20]* **Speaker 1**: All right, tell me about this Motoroso, because I was curious, when I saw you guys I was an Instagrammer, whatever it was, in the social media. And I was like "well how does this work"? Is this like a Pimp My Ride, type of thing, from the old days and MTV? What exactly do I do? Do I bring my car to you?

*[0:00:34]* **Speaker 2**: No, it's a website.

*[0:00:35]* **Speaker 1**: Okay.

*[0:00:35]* **Speaker 2**: Where enthusiasts upload photos of their builds.

*[0:00:37]* **Speaker 1**: Right.

*[0:00:38]* **Speaker 2**: And then they can add an interactive layer to the picture, to tag the parts and accessories that went into the project.

*[0:00:44]* **Speaker 1**: Oh, wow.

*[0:00:44]* **Speaker 2**: So users browsing the site later on can then click directly within the photo ...

*[0:00:48]* **Speaker 1**: Okay.

*[0:00:48]* **Speaker 2**: Find the parts, purchase the parts. And then find service providers to do the installation.

*[0:00:52]* **Speaker 1**: Yeah, because when people want this kind of stuff one of the first things they ask is "Well, how did you get it done? Who was your guy? Where did you get the parts?", and now this, kind of, brings it all together.

*[0:01:02]* **Speaker 2**: That's the idea.

*[0:01:02]* **Speaker 1**: Right? Is it to make it simpler for folks and ...

*[0:01:05]* **Speaker 2**: And more interactive.

*[0:01:06]* **Speaker 1**: Sure.

*[0:01:06]* **Speaker 2**: And bring a more modern web technology ...

*[0:01:08]* **Speaker 1**: Yeah, yeah, yeah.

*[0:01:08]* **Speaker 2**: To an industry that's huge and passionate.

*[0:01:10]* **Speaker 1**: Okay. How long have you guys been around, first of all?

*[0:01:13]* **Speaker 2**: So, we went live in February of 2015.

*[0:01:15]* **Speaker 1**: Oh, wow, so it's only like a year and a half.

*[0:01:16]* **Speaker 2**: Yeah, a little over a year and a half.

*[0:01:17]* **Speaker 1**: And right here in Sandiego, I love this thing, right?

*[0:01:19]* **Speaker 2**: Yeah, absolutely.

*[0:01:20]* **Speaker 1**: Okay, what kind of people are you getting over here, in terms of the community that you're building on the Motoroso?

*[0:01:25]* **Speaker 2**: Absolutely everybody, really.

*[0:01:26]* **Speaker 1**: Yeah?

*[0:01:26]* **Speaker 2**: I mean, if you're an enthusiast there's something here for you. And we've got hundreds of thousands of users browsing content on the website.

*[0:01:32]* **Speaker 1**: Yeah, yeah, yeah.

*[0:01:33]* **Speaker 2**: Most proud of the brands we've attracted.

*[0:01:35]* **Speaker 1**: Sure.

*[0:01:35]* **Speaker 2**: Got over three-hundred and twenty-five brands on the site, now.

*[0:01:38]* **Speaker 1**: Wow!

*[0:01:38]* **Speaker 2**: Brands like Chevy, and Ford, and Porsche and Bugatti
....

*[0:01:40]* **Speaker 1**: I mean, that's huge for only a year and a half, right?

*[0:01:42]* **Speaker 2**: Massive brands using the site.

*[0:01:44]* **Speaker 1**: That's outstanding, okay. So, is there a fee to sign up, how does that work? Is it the app, and you sign up ... ?

*[0:01:49]* **Speaker 2**: It's free to use, and everybody can go to Motoroso dot com, and sign up for free.

*[0:01:52]* **Speaker 1**: I love this. Okay, you brought some nice - oh my god! I love these cars, but tell us what you brought with this. Are any one of these cars yours, or ... ?

*[0:02:00]* **Speaker 2**: All three of these cars are mine.

*[0:02:02]* **Speaker 1**: Really?

*[0:02:02]* **Speaker 2**: Fortunately.

*[0:02:03]* **Speaker 1**: Really, Alex?

*[0:02:04]* **Speaker 2**: Fortunately, yes.

*[0:02:05]* **Speaker 1**: Wow!

*[0:02:05]* **Speaker 2**: So, the F-150 we actually just finished the build. Our sponsors like BFGoodrich, Air Designs, Banks Power, helped us put this car together. We took that to the Ford Expo in LA, last weekend. This car everybody loves, the Mustang. It's GT that we built with Ford, and this was on display at SIMA, this car's putting out about seven-hundred and twenty-seven horse power to crank.

*[0:02:27]* **Speaker 1**: Ever tried to drive seven-hundred horses around Kearny Mesa at lunch time? Yeah, good luck with that.

*[0:02:32]* **Speaker 2**: Yeah, be careful.

*[0:02:32]* **Speaker 1**: Exactly.

*[0:02:32]* **Speaker 2**: And we've got it in Ford as well, and it says " suspension, stance wheels and brembo brakes".

*[0:02:37]* **Speaker 1**: Now, where do you park all these cars, Alex?

*[0:02:39]* **Speaker 2**: I can't tell ya.

*[0:02:40]* **Speaker 1**: You can't tell me, that's a big secret? Well do that, like, incognito or something like that. You have the keys to any of these things? Usually we do the throttle Thursday, and we make noise. Can you get in to one of these ... ?

*[0:02:50]* **Speaker 2**: I can rev this thing up, for sure.

*[0:02:51]* **Speaker 1**: Let's rev the SIMA Mustang over here. All the information of Motoroso you can go to Fox 5 Sandiego dot com. Click that "Seen On" tab. We're making an exception, instead of throttle Thursday we're doing
.... What's an "F" for Friday? F whatever Friday. Oh my god, Motoroso, yeah!
Check'em out. Oh man, oh yeah.

*[0:03:14]* **Speaker 2**: That's a good sound, huh?

*[0:03:14]* **Speaker 1**: Oh wow, oh wow! That's so nice. All right, Heather! Want to go for a ride?

*[0:03:30]* **Speaker 3**: Oh, yeah. I think I'm coming out. Think I'm gonna come say hi. I think

*[0:03:36]* **Speaker 3**: I am. I'm on my way.  *[0:03:38]*



**Motoroso_For_Professionals.mp3** (2m 1s)
(Speaker 1)

*[0:00:01]* **Speaker 1**: Motoroso was a new website dedicated to the enthusiast aftermarket. We've developed a unique technology for sharing photos of builds, then tagging products and videos right within a photo. In the last year we've attracted over 320 of the industry's leading brands ranging from OEMs like Ford and Ducati to aftermarket leaders like Rigid Industries, Forge Line, Ex Belt, Optima, Edelbrock, and many more. As we've built more relationships in the industry shops have been telling us about their frustrations with Yelp, social media, forums, and even their own websites. They've told us they need better tools to show off their work, demonstrate their leadership and attract the right customers with the least amount of effort so they can focus on what they do best, building awesome cars for their customers. Motoroso was answering the call with features built specifically for America's best performance, styling and restoration service providers. Our new professional section offers shops like yours a detailed page where you can list all your shop specialties, contact information and create bios for your shop staff, including their official certifications and training. You'll be able to upload unlimited collections of project photos and use your unique market tool to tag products used in a build and link it to your own website. You can tag videos, articles, and text info to tell an interactive visual story about your work, and even create detailed step-by-step how-tos all right within the photo. All this interactive content can be easily shared across other social channels or embedded in forums and your own website with a simple copy and paste. You'll get at review section where we confirm reviews to ensure they're written by customers and treat your business fairly. You'll be added to a find a pro listing section where users can filter shops by specialty anywhere in the country because the right customers will travel to the right shop. We love this industry and we're dedicated to building the platform to connect enthusiasts, shops and brands. If you've ever been frustrated with Yelp, social media, your own website or forums, then you're invited to be a part of the evolution of the aftermarket. Learn more about Motoroso today by contacting us at info@motoroso.com or call your

*[0:02:00]* **Speaker 1**: account executive.  *[0:02:01]*



**What_is_Motoroso-.mp3** (30s)
(Speaker 1)

*[0:00:00]* **Speaker 1**: Motoroso is a new website to plan, build and share your vehicle projects. Search for what you like, then click the tags to find products and videos right in the picture. You can follow profiles of the people and brands you love. When you find the ideas you like, save them in your personal collections. Use Motoroso to find the best shops in the country. Then upload your own pictures, add product tags and share

*[0:00:25]* **Speaker 1**: anywhere you want. Sign up today. Join the evolution of the aftermarket. *[0:00:29]*